Exhibit 10.45
GRID CONNECTION AND DISPATCHING AGREEMENT
FOR
LONGQUAN RUIYANG CASCADE II HYDROPOWER STATION
Party A: Lishui Power Industry Bureau, Dispatching and Communication Center
Party B: Longquan Ruiyang Cascade II Hydroelectric Co., Ltd.
CHAPTER I GENERAL PROVISIONS
Article 1	In order to adapt to the development of electric power market, ensure the safety, high quality and economic operation of the electric power grid, and protect the legal rights and interests and obligations of both Parties, in accordance with the relevant provisions of the Electric Power Law of the People’s Republic of China and the Administration Regulations on the Dispatching of Power Grids and the requirements of the Notice on Regulations of Grid Connection and Operation of the Power Grid and Power Plant (document number: Dian Li Bu [1994] No. 315) and the Regulations on the Dispatching Scope Division Principle for the Grid Connection between the Power Plant and Zhejiang Power Grid, both Parties hereto have entered into this Grid Connection and Dispatching Agreement.
Article 2	On the principle of equality and mutual benefit, after sufficient consultations, both Parties have agreed on the following provisions as their necessary obligations and responsibilities during the future operation.

CHAPTER II CONDITIONS AND PROCEDURES FOR GRID CONNECTION
OPERATION
Article 3	The connection of Party B to the power grid shall comply with the technical requirements for grid connection, and all mechanical and electrical equipments shall be tested and in compliance with the standards of the State and the requirements of counter-accident technical measures issued by the Electric Power and Industry Bureau (company) of Zhejiang Province.

Article 4	The power station of Party B with its matched power transmission and substation project and secondary system (including relevant reply protection, safety automation device and metering device, communication and dispatching automation and other facilities) shall be designed according to the approved connection system, constructed and put into operation simultaneously after being examined by both Parties to be qualified. Before being connected to the power grid and starting operation, Party B shall make preparation for grid connection according to the technical requirements for the connection system raised by each specialty of Party A. During the acceptance testing period, Party A shall provide necessary technical instruction and assistance to make the full load power generation of the Power Plant could reach its maximum feasible capacity subject to the requirements of acceptance and the power grid has the capacity to absorb all electricity output generated by Party B during the acceptance testing period.

Article 5	The metering point after the grid connection of Party B shall be equipped with time-sharing metering devices the accuracy of which complies with the regulations of the State and has been approved by both Parties, and shall be regularly verified and tested by qualified metering department.

Article 6	If Party B complies with the aforesaid grid connection conditions and requirements, Party B shall provide Party A with the construction scale, plant location, grid connection date requirement, type selection for main facilities and other materials relating the grid connection (mainly including: the main electric connection diagram, parameters for main facilities, grid connection method, repay protection and safe automation device, communication, automation facilities and relevant hydrological materials).

According to the technical equipments of the power station, the electric power provided by Party B shall be three-phase bilateral power supply with the rated voltage of 110kv and the rated frequency of 50HZ.
CHAPTER III DUTIES AND OBLIGATIONS OF BOTH PARTIES
Article 7	After being connected to the power grid of Lishui City, Party B shall be under the dispatching and management of Party A and shall accept the uniform dispatching of Party A; Party A shall carry out dispatching on the principle of safe, high quality and economic operation. Both Parties shall strictly implement the relevant grid dispatching management system and implementation measures.

Party A shall, according to the designed capacity of the power generator of Party B, on the premise of ensuring the safety of the personnel and equipments of Party B, pursuant to the requirements of safe and economic operation of the power grid, uniformly arrange the peak regulation, frequency modulation, voltage regulation and accident backup of the units of Party B.

Article 8	The division of dispatching relations for the grid connection equipments of Party B shall be regulated in separate document according to the current condition of the power grid, and shall be adjusted according to the development of the system in a timely manner.

Article 9	Before the end of October of each year, Party B shall provide the planned outage overhaul arrangement for the next year to Party A, and shall report the overhaul arrangement for the next month to Party A before the 20th day of each month. When drawing up the overhaul plan, Party B shall take both the requirements of the power grid and the possibility of this station into consideration, and complete the planned overhaul according to the plan and arrangement approved by Party A. The overhaul schedule shall be subject to the uniform arrangement of Party A, and the alteration of overhaul arrangement and temporary application and approval, etc. shall be executed in accordance with the relevant codes of Party A.

Article 10	Subject to the health status of power generation facilities, Party B shall: (1) in case of defect of auxiliary unit, require to amend the power generation active curve and raise such requirement to Party A two hours before; (2) in case the power generation unit needs unplanned outage (temporary repair), require to amend the active curve and raise such requirement to Party A six hours before, the dispatcher of Party A shall issue the approval in accordance with the actual condition of the system, if the safety of personnel and equipments is in danger, Party B shall deal with according to the requirements of field accident treatment regulations, and shall report the accident conditions to the on-duty dispatcher of Party A immediately after the accident.

Article 11	As for those equipments within the dispatching range of Party A, Party B shall comply with and implement the dispatching lay-off and restore application system and the dispatching operation system. Party B shall accurately report the field conditions, correctly reply to the query of Party A and shall not conceal the truth. Any lay-off of the relevant auxiliary unit and transmission and substation facilities which would affect the power generation output of Party B shall be approved by Party A.
Article 12	As for the dispatching operation of Party B relating to the power grid, Party A shall put the power grid operation method, relay protection, safety automation device, communication, automation and other specialties under centralized management by specialized departments, and shall examine the operation conditions of the equipments. The content and standard for the examination shall be determined in accordance with relevant provisions of each specialty.

Article 13	Pursuant to the safe operation requirement of the power grid, in the event Party A requires Party B to add replay protection and safety automation devices (such as low cycle, low voltage disconnection devices) or other devices on the power generation and supply devices of Party B, Party B shall implement in accordance with the regulations, and the fees incurred therefrom shall be born by Party B.

Article 14	After being connected to the power grid, Party B shall report the following data to the dispatcher of Party A on a daily basis:
1.	the peak, valley and daily power generation output at the side gateway of the power plant;

2.	the water level, storage capacity, inlet water volume, water consumption volume and rainfall of the reservoir.
Article 15	The replay protection, communication, automation equipments of the power station of Party B shall not be randomly adjusted or replaced, if it needs adjustment or replacement, etc., Party A’s approval shall be procured before being put into implementation.
Article 16	As for the secondary shield contacts for relevant information within the power station of Party B, the circuit shall not be randomly opened, shortened or amended; if it is actually needed by the job, Party A’s approval shall be procured.

Article 17	In case of accidents, Party B shall, according to relevant provisions of the Codes on Dispatching Management of Lishui Electric Power System, immediately report to the on-duty dispatcher of Party A the action conditions of the primary equipments and relay protection devices, and timely provide relevant data and fault recording diagram to Party A. In case of material accidents, except for the treatment method as the aforesaid, Party B shall accept the accident investigation from relevant authority according to the provisions of the Investigation Codes on Production Accidents of Electric Power Industry.

Article 18	The electric on-duty personnel of Party B shall receive professional training, and after being examined to be qualified and before starting operation, shall be reported to Party A, in case of any alteration, timely report is necessary.

Article 19	The management of operation and overhaul of equipments shall be carried out in accordance with the standards of the State and relevant regulations of Party A.
CHAPTER IV MISCELLANEOUS
Article 20	Both Party A and Party B shall strictly comply with the terms of this Agreement. In case of any dispute arising out of implementation, both Parties shall resolve such dispute through consultation. Any Party violating this Agreement and causing results shall assume relevant economic and legal liabilities.

Article 21	This Agreement shall come into effect after being signed by both Parties.

Article 22	This Agreement shall be signed in four (4) originals and several duplicates, and each Party shall hold two (2) originals.
Party A: Lishui Power Industry Bureau, Dispatching and Communication Center
Representative:
Party B: Longquan Ruiyang Cascade II Hydroelectric Co., Ltd.
Representative:
Signing Date: October 18, 2003